NATIONAL ENERGY SERVICES COMPANY REPORTS FISCAL 2007 YEAR END RESULTS
--Revenues Up Over 100% from Company’s Energy Conservation and Green Products --

EGG HARBOR TOWNSHIP, NEW JERSEY—January 31, 2008 --National Energy Services Company, Inc. (OTCBB: NEGS), an energy conservation product and management company providing cost effective solutions for long term care, and commercial and industrial facilities, today announced financial results for its fiscal year ended October 31, 2007.

2007 Financial Performance

For the fiscal year ended October 31, 2007, National Energy Services reported net revenue of $2.385 million, up 107% from $1.149 million in 2006. The revenue growth was the result primarily of an increase in capital equipment sales of the Company’s proprietary Ozone Laundry Systems and Energy Efficient Lighting Upgrades (accounting for 95% of the Company’s total revenue).

The Company reported a net loss of $(30,683) for the fiscal year ended October 31, 2007, compared to a loss of $(609,601) in fiscal 2006. The Company had an operating loss of $(10,895) for fiscal 2007, compared to an operating loss of $(583,783) in the prior fiscal year. Included in 2007 results is an expense of $122,000 attributable to the costs associated with the startup of the Company’s telecommunications operation.

At the end of the year, the Company had cash and cash equivalents of $282,567, primarily as a result of  $270,000 raised in a private financing in the third quarter of 2007. Commenting on the year end results John Grillo, president of National Energy Services said, “I am pleased with the progress we are making on all fronts. We remained cash flow positive throughout fiscal 2007 and were able to support ongoing operations, as well as to make investments in new products and personnel.”

“A major highlight of the year was our success in introducing our Ozone Laundry System into the hospitality industry. Having proved the value proposition of our system in efficiency, cost savings and environmental benefits, we are now adding to our sales and marketing staff in order to take advantage of our new vendor relationship with Hilton Hotels, and to capitalize on other opportunities to expand our business.”

Fiscal 2008 Expansion

For the first quarter of fiscal 2008, ending January 31, 2008, the Company’s revenue currently stands at over $600,000, compared to reported revenues of $416,824 in the first fiscal quarter of 2007. “We are off to a great start for the year and are well positioned to meet the needs of companies looking to reduce costs and implement green initiatives. We believe the investments we are making today to build our organization will enable us to scale our business and accelerate the rate of our growth over the next several years,” Grillo concluded.

National Energy Services Recent Events

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In November 2007, the Company announced its membership in two nationally recognized organizations, the “Green” Hotels Association (GHA) and the U.S Green BuildingCouncil.  These organizations seek to provide builders and managers with responsible energy conservation techniques, such as those offered by NEGS.

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In November 2007 the Company announced an agreement with I&I Group as the exclusive representative of NEGS Ozone Laundry System for India. In addition, the Company announced the installation of its Ozone Laundry System for testing at the Maurya Hotel in New Delhi, India.

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In September 2007 the Company completed asuccessfultest installation of its Ozone Laundry System at a Hilton Hotel, representingthe Company’s entry into the hospitality industry, an addressable market of approximately 30,000 hotel/motels.

About National Energy Services Company, Inc.

National Energy Services Company is engaged in the business of providing state-of-the-art, comprehensive and cost-driven energy products and management aimed at lowering energy consumption and helping its customers buy the energy they use more efficiently.  Our services are designed to bring our customer minimal or no out of pocket cost. Our services include the Ozone Laundry System (OLS), Lighting Upgrades, Mechanical Systems (HVAC), Water/Sewer Conservation Methods and Energy Management.  These aggregated energy management services are primarily marketed to commercial, industrial, hospitality and long term care facilities.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of National Energy Services Company. These statements are only predictions and reflect the current beliefs and expectations of National Energy Services Company. Actual events or results may differ materially from those contained in the projections or forward-looking statements. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) National Energy Services Company’s unproven business model and limited operating history, (ii) National Energy Services Company’s history of losses, (iii) the significant fluctuation to which National Energy Services Company’s quarterly revenues and operating results are subject, (iv) other factors detailed in documents National Energy Services Company files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:
Vicki Weiner
VMW Corporate & Investor Relations
212-616-6161
info@vmwcom.com

National Energy Services Company
Consolidated Statements of Operations
For  the Years Ended October 31, 2007 and 2006

	2007	2006

OPERATING REVENUES
Equipment sales	$2,277,028	$1,065,003
Management revenue	21,604	17,763
Energy management revenue	86,752	66,687

Total Operating Revenues	2,385,384	1,149,453

COST OF SALES	1,193,134	538,048

GROSS PROFIT	1,192,250	611,405

OPERATING EXPENSES
Selling expenses	258,937	211,831
General and administrative expenses	939,892	980,234
Depreciation and amortization	4,316	3,123
Total Operating Expenses	1,203,145	1,195,188

LOSS BEFORE OTHER INCOME (EXPENSE)	(10,895)	(583,783)

OTHER INCOME (EXPENSE)
Miscellaneous income	14,337	11,395
Interest expense	(34,125)	(37,213)
Total Other Income (Expense)	(19,788)	(25,818)

LOSS BEFORE PROVISION FOR INCOME TAXES	(30,683)	(609,601)
Provision for Income Taxes	-	-

NET INCOME APPLICABLE TO COMMON SHARES	$(30,683)	$(609,601)

NET INCOME (LOSS) PER BASIC AND DILUTED SHARES	$(0.00)	$(0.04)

WEIGHTED AVERAGE NUMBER OF BASIC AND DILUTED COMMON SHARES OUTSTANDING	26,839,400	15,805,110